EXHIBIT NO. 99. Press release of Alcan Inc., dated April 28, 2005.

Press Release

FOR IMMEDIATE RELEASE

ALCAN APPOINTS NEW PRESIDENT

FOR ITS BAUXITE AND ALUMINA BUSINESS GROUP

 Montreal, Canada - April 28, 2005 - Alcan Inc. (NYSE, TSX: AL) is pleased to announce today that its Board of Directors has appointed Jacynthe Côté Senior Vice President of Alcan Inc. and President and Chief Executive Officer of Alcan's Bauxite and Alumina Business Group. Côté, 47, succeeds Michael Hanley, 39, who has taken on the role as the Company's Chief Financial Officer on an interim basis and remains Executive Vice President within the Office of the President.

 "We are delighted to welcome Jacynthe into this important role. Through her experience and profound understanding of the Company, at both an operational and strategic level, Jacynthe is extremely well-equipped to lead and grow our bauxite and alumina business," said Travis Engen, President and Chief Executive Officer of Alcan Inc.

Jacynthe Côté joined Alcan in 1988 as a Process Analyst at the Vaudreuil alumina works (Quebec). From 1989 to 1991, she was involved in the construction and start-up of a specialty alumina plant as Production Superintendent and remained in charge of the operation until 1994. She then was transferred to the Isle-Maligne (Quebec) smelter as Potroom Superintendent. In 1996, Côté was named Works Manager of the Beauharnois (Quebec) smelter and in 1999 she was transferred to the Lynemouth (UK) smelter as Works Director.

In December 2000, Côté was appointed Vice-President Business Planning and Development for Alcan's Primary Metal Business Group and in January 2003 was named Vice President, Human Resources, Environment, Health and Safety, Alcan Primary Metal Group.

Born in Quebec, Jacynthe Côté holds a bachelor's degree in chemistry from Laval University (Quebec). She is married and has three children.

Côté's appointment is effective June 1, 2005.

Alcan is a multinational, market-driven company and a global leader in aluminum and packaging, as well as aluminum recycling. With world-class operations in primary aluminum, fabricated aluminum as well as flexible and specialty packaging, aerospace applications, bauxite mining and alumina processing, today's Alcan is well positioned to meet and exceed its customers' needs for innovative solutions and service. Alcan employs 70,000 people and has operating facilities in 55 countries and regions.

Media Contact: Anik Michaud Tel.: +1-514-848-8151 media.relations@alcan.com	Investor Contact: Corey Copeland Tel.: +1-514-848-8368 investor.relations@alcan.com